Exhibit 99.1

LZG INTERNATIONAL, INC.

For the Three Months Ended

August 31, 2021

(Unaudited)

LZG International, Inc.

Condensed Balance Sheets

(Unaudited)

	August 31, 2021	May 31, 2021
ASSETS
CURRENT ASSETS
Cash	$3,535	$4,735
Total Current Assets	3,535	4,735

TOTAL ASSETS	$3,535	$4,735

CURRENT LIABILITIES
Accounts Payable – related party	$7,500	$6,000
Accounts Payable	2,125	100
Note Payable – related party	119,200	119,200
Notes Payable	74,800	69,800
Accrued Interest – related party	27,129	24,745
Accrued Interest	31,445	30,048
Total Current Liabilities	262,199	249,893

LONG-TERM LIABILITIES
Notes Payable – related party	23,500	23,500
Accrued Interest – related party	21,687	21,217
Total Long-term Liabilities	45,187	44,717

TOTAL LIABILITIES	$307,386	$294,610

STOCKHOLDERS' DEFICIT
Preferred Stock, $.001 par value, 20,000,000 shares authorized, none issued and outstanding	$—	$—
Common Stock, $.001 par value, 100,000,000 shares authorized, 250,556 shares issued and outstanding	251	251
Additional Paid-in Capital	3,063,134	3,063,134
Accumulated Deficit	(3,367,236)	(3,353,260)
Total Stockholders' Deficit	(303,851)	(289,875)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,535	$4,735

The accompanying notes are an integral part of these unaudited condensed financial statements.

LZG International, Inc.

Condensed Statements of Operations

(Unaudited)

	THREE MONTHS ENDED AUG 31, 2021	THREE MONTHS ENDED AUG 31, 2020
REVENUES	$—	$—

OPERATING EXPENSES
General and Administrative	9,725	5,325
TOTAL OPERATING EXPENSES	9,725	5,325

Net Operating Loss	(9,725)	(5,325)

OTHER EXPENSE
Interest Expense	(1,397)	(1,219)
Interest Expense – related party	(2,854)	(2,734)
TOTAL OTHER EXPENSE	(4,251)	(3,953)

LOSS BEFORE INCOME TAXES	(13,976)	(9,278)

INCOME TAXES EXPENSE	—	—

NET LOSS	$(13,976)	$(9,278)

Net Loss Per Share – basic and diluted	$(0.06)	$(0.04)

Weighted Average Shares Outstanding – basic and diluted	250,556	250,556

The accompanying notes are an integral part of these unaudited condensed financial statements.

LZG International, Inc.

Condensed Statement of Stockholders’ Deficit

For the three months ended August 31, 2021 and 2020

(Unaudited)

			Additional		Total
	Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – May 31, 2020	250,556	$251	$3,063,134	$(3,323,418)	$(260,033)
Net loss for the quarter ended August 31, 2020	—	—	—	(9,278)	(9,278)
Balance – August 31, 2020	250,556	$251	$3,063,134	$(3,332,696)	$(269,311)

Balance – May 31, 2021	250,556	$251	$3,063,134	$(3,353,260)	$(289,875)
Net loss for the quarter ended August 31, 2021	—	—	—	(13,976)	(13,976)
Balance – August 31, 2021	250,556	$251	$3,063,134	$(3,367,236)	$(303,851)

The accompanying notes are an integral part of these unaudited condensed financial statements.

LZG International, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	THREE MONTHS ENDED AUG 31, 2021	THREE MONTHS ENDED AUG 31, 2020
Cash Flows from Operating Activities
Net Loss	$(13,976)	$(9,278)
Adjustment to reconcile net loss to cash used by operating activities:
Changes in operating assets and liabilities:
Accounts payable – related party	1,500	1,500
Accounts payable	2,025	—
Accrued interest	1,397	1,220
Accrued interest – related party	2,854	2,734
Net Cash Used by Operating Activities	(6,200)	(3,824)

Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities:
Proceeds from notes payable	5,000	5,000
Net Cash Provided by Financing Activities	5,000	5,000

Increase (Decrease) in Cash	(1,200)	1,176

Cash and Cash Equivalents, Beginning of Period	4,735	1,834

Cash and Cash Equivalents, End of Period	$3,535	$3,010

Supplemental Cash Flow Information:
Cash Paid For:
Interest	$—	$—
Income Taxes	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

LZG International, Inc.

Notes to the Condensed Financial Statements

August 31, 2021

(Unaudited)

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed financial statements be read in conjunction with the Company’s audited financial statements and notes thereto included in its May 31, 2021 Annual Report on Form 10-K. Operating results for the three months ended August 31, 2021 are not necessarily indicative of the results to be expected for year ending May 31, 2022.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has limited assets, has incurred losses since inception, has negative cash flows from operations, and has no revenue-generating activities. Its activities have been limited for the past several years and it is dependent upon financing to continue operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management’s plan to acquire or merge with other operating companies. The COVID-19 pandemic could have an impact on our ability to obtain financing to fund our operations.  The Company is unable to predict the ultimate impact at this time.

NOTE 3 – RELATED PARTY TRANSACTIONS

The financial statements include related party transactions, which as of August 31, 2021, included loans from an officer of the Company totaling $23,500. The loans had an original due date of June 30, 2014, but principal and interest maturities have been extended to June 30, 2022. The loans are not collateralized, and bear interest at 8% per annum. Interest expense was $470 for the three months ended August 31, 2021, resulting in accrued interest of $21,687 and $21,217 at August 31, 2021 and May 31, 2021, respectively.

During the three months ended August 31, 2021, a stockholder, paid for administrative and professional services totaling $1,500, resulting in amounts payable to the stockholder of $7,500 and $6,000 as of August 31, 2021 and May 31, 2021, respectively. On May 31, 2018 the stockholder converted $92,500 of its accounts payable to a promissory note, which bears interest at 8% per annum and is due on demand. Due to subsequent additional advances, the promissory note payable balance was $119,200 at August 31, 2021 and May 31, 2021. Interest expense was $2,384 for the three months ended August 31, 2021, resulting in accrued interest of $27,129 and $24,745 at August 31, 2021 and May 31, 2021, respectively.

NOTE 4 – LOAN PAYABLE

During the three months ended August 31, 2021 the Company borrowed $5,000 from a third party, resulting in loans payable of $74,800 and $69,800 at August 31, 2021 and May 31, 2021, respectively. The loan is due on demand, is not collateralized, and bears interest at 8% per annum. Interest expense was $1,397 for the three months ended August 31, 2021, resulting in accrued interest of $31,445 and $30,048 at August 31, 2021 and May 31, 2021, respectively.

LZG International, Inc.

Notes to the Condensed Financial Statements

August 31, 2021

(Unaudited)

NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and has determined that there are no such events that would have a material impact on the financial statements.